AMENDMENT NO. 2 TO PURCHASE, WARRANTIES
AND SERVICING AGREEMENT

THIS AMENDMENT NO. 2, effective as of June 16, 2005, amends the Purchase, Warranties and Servicing Agreement among EMC Mortgage Corporation (the “Purchaser”), First Tennessee Mortgage Services, Inc., as servicer (the “Servicer”) and First Horizon Home Loan Corporation (the “Seller”, and together with the Servicer, the “Company”), previously entered into as of September 1, 2003 (the “Agreement”), as previously amended.

RECITALS

WHEREAS, the Seller sells to the Purchaser, and the Purchaser purchases from the Seller, from time to time, pursuant to the Agreement, certain conventional residential Mortgage Loans on a servicing retained basis serviced by the Servicer, including second lien loans; and

WHEREAS, in connection with future sales of Mortgage Loans to the Purchaser, the Company and the Purchaser wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree to amend the Agreement as follows:

1.  The preamble, in the second “Whereas” clause, shall be amended to include “or second lien” following the term “first lien”.

2. The definition of Mortgage shall be amended to include; “or second lien” following the term “first lien”.

3. The definition of “Determination Date” shall be deleted in its entirety and replaced with the following:

“Determination Date: For first lien Mortgage Loans only, the 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date. For second lien Mortgage Loans only, with respect to each Remittance Date, the close of business of the last day of the month preceding the month in which such Remittance Date occurs.”

4. The definition of “Monthly Advance” shall be amended to add; “For first lien Mortgage Loans only,” at the beginning of the definition.

5. The definition of “Remittance Date” shall be deleted in its entirety and replaced with the following:

“Remittance Date: For first lien Mortgage Loans only, the 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day. For second lien Mortgage Loans, the fifth (5th) day of each month, commencing on the fifth (5th) day of the month next following the month in which the Cut-off Date occurs, or if such fifth (5th) day is not a Business Day, the first Business Day immediately following such fifth (5th) day.”

6. Section 3.02(b) shall be amended to include “or second lien, as applicable,” following the term “first lien” and to include “or second priority ownership interest, as applicable,” following the term “first priority ownership interest”.

7. Section 3.02(j) shall be amended to include “or second lien, as applicable,” following the term “first lien”. Further, Section 3.02(j) shall be amended to add “and (4) for any second lien Mortgage Loan, the related first lien” at the end of the second sentence.

8. The following representations and warranties shall be added to Section 3.02:

(ggg) With respect to any Mortgage Loan originated on or after August 1, 2004 and underlying the security, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.
(hhh) No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (i) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c).

9.  Section 4.03 shall be amended to include the following:

“For all second lien Mortgage Loans only, the Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. In addition, for all second lien Mortgage Loans only, if the Company reasonably believes that Liquidation Proceeds with respect to any such Mortgage Loan would not be increased as a result of such foreclosure or other action, such Mortgage Loan will be charged-off or will become a liquidated Mortgage Loan. The Company will give notice of any such charge-off to the Purchaser. The decision of the Company to foreclose on a defaulted second lien Mortgage Loan shall be subject to a determination by the Company that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding.

Further, for all second lien Mortgage Loans, the Company agrees that it shall provide to Purchaser within one hundred twenty (120) days of default for any such second lien Mortgage Loan a bid pass package to Purchaser containing all relevant information and any necessary supporting documentation needed for Purchaser to determine whether to foreclose or charge-off such second lien Mortgage Loan. For any such second lien Mortgage Loan, Purchaser shall advise Company of its decision to foreclose or charge-off by no later than one hundred eighty (180) days of default of such second lien Mortgage Loan. In addition, notwithstanding anything contrary contained herein, Company will cease collection activity on any second lien Mortgage Loan that is twelve (12) months or more delinquent.”

10.  Section 4.03 shall be amended to include as the final paragraph:

“If the Mortgage relating to a Mortgage Loan had a lien senior to the Mortgage Loan on the related Mortgaged Property as of the Cut-off Date, then the Company, in such capacity, may consent to the refinancing of the prior senior lien, provided that the following requirements are met: (i) the resulting combined Loan-to-Value Ratio of such Mortgage Loan is no higher than the combined Loan-to-Value Ratio prior to such refinancing; and (ii) the interest rate, or, in the case of an adjustable rate existing senior lien, the maximum interest rate, for the loan evidencing the refinanced senior lien is no more than 2.0% higher than the interest rate or the maximum interest rate, as the case may be, on the loan evidencing the existing senior lien immediately prior to the date of such refinancing; and (iii) the loan evidencing the refinanced senior lien is not subject to negative amortization.”

11.  Section 5.01 shall be amended to add; “Notwithstanding anything to the contrary contained herein, for all second lien Mortgage Loans only, Company shall, within five (5) business days of receipt, distribute by wire transfer of immediately available funds to the Purchaser all Principal Prepayments made in full.”

12. Section 5.03 shall be amended to add; “For first lien Mortgage Loans only,” at the start of the first sentence. Further, Section 5.03 shall be amended to add as a third paragraph; “Notwithstanding anything to the contrary contained herein, the Company’s obligations to make such Monthly Advances shall only extend to first lien Mortgage Loans and Company shall not make such Monthly Advances for any second lien Mortgage Loan.”

13. Section 5.05 shall be amended to add; “For first lien Mortgage Loans only,” at the start of the first sentence. Further, Section 5.05 shall be amended to add as a second sentence; “Notwithstanding anything to the contrary contained herein, the Company’s obligations to make such Prepayment Interest Shortfalls shall only extend to first lien Mortgage Loans and Company shall not make such Prepayment Interest Shortfalls for any second lien Mortgage Loan.”
14. Section 9.01(viii) shall be amended to replace “or second lien” following the term “first lien

15. Section 11.10 shall be amended to include the following as a third paragraph:

“The Company agrees that the Company (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser. Consumer Information includes, but is not limited to, all personal information about the Mortgagors that is supplied to the Purchaser by or on behalf of the Company. The Company agrees that the Company shall indemnify, defend and hold the Purchaser harmless from and against any loss, claim or liability the Purchaser may suffer by reason of the Company's failure to perform the obligations set forth in this Section 11.10.”

16. Section 11.18 shall be amended to include; “Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto” at the end of the first flush paragraph.

17. Section 11.19 shall be deleted in its entirety and replaced with the following:

Section 11.19. Monthly Reporting with Respect to a Reconstitution.

As long as the Company continues to service Mortgage Loans and until the Company has updated its servicing or reporting system to report on a transmittal basis, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit J attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both Purchaser and Company. Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to fast.data@bear.com. The Company and Purchaser agree that the Company shall inform Purchaser when it has updated its servicing or reporting system to report on a transmittal basis. At such time, Company and Purchaser agree to determine how, if it all, any reports should be sent under this Section 11.19.

18. Section 11.21 shall be added to the Agreement:

Section 11.21. Signature Pages/Counterparts. Notwithstanding anything to the contrary in the Agreement, this Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Term Sheet, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Term Sheet, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party. The Purchaser may deliver a copy of this Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Term Sheet, superseding any prior form of the Term Sheet that differs therefrom in any respect related to the Mortgage Loans hereunder.”

19. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

20. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EMC MORTGAGE CORPORATION
                                     Purchaser

By:________________________
Name:
Title:

FIRST HORIZON HOME LOAN
CORPORATION
        Seller

By: _______________________
Name:
Title:

FIRST TENNESSEE MORTGAGE
SERVICES, INC.
        Servicer

By: _______________________
Name:
Title:

EXHIBIT J

RECONSTITUTED MORTGAGE LOAN REPORTING
(Reports sent electronically in Text or Excel Format)

(a) Servicer Mortgage Loan Number
(b) FNMA Mortgage Loan Number (if applicable)
(c) Lender/Seller Mortgage Loan Number (plus any other loan number)
(d) Month end date/ date file created
(e) Scheduled Beginning Balance
(f) Actual Beginning Balance
(g) Scheduled Ending Balance
(h) Actual Ending Balance
(i) Gross Rate (current gross rate)
(j) Net Rate (current passthrough)
(k) Last Payment Date (LPI_DATE in Fannie's Laser Reporting)- S/S reporting only
(l) Next Due Date - A/A reporting only
(m) Default Reporting Data
(i) Servicer Loan Number
(ii) Investor Loan Number
(iii) Borrower Last Name
(iv) 60 Days
(v) 90 Days
(vi) 120 Days & Over
(vii) Due Date
(viii) Status Code
(ix) Foreclosure Start Date
(x) Foreclosure End Date
(xi) Foreclosure Sale Date
(xii)Bankruptcy Chapter
(xiii) Bankruptcy Start Date
(xiv) Bankruptcy End Date
(xv) Bankruptcy Post Petition Due Date
(xvi) Bankruptcy Case #
(xvii) REO Start Date
(xviii) REO Sale Date
(xix) Comment

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•
The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a master servicer in format acceptable to such master servicer.

•
The Company shall provide an acceptable annual certification (officer’s certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due).

•	The Company shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of the Company.

•	The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the master servicer and/or the Purchaser.

•
The Company shall provide information on each Custodial Account as requested by the master servicer and/or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•	The Company shall provide any additional information as reasonably requested by Purchaser and/or the master servicer.